Exhibit 99.1

UNITED ANNOUNCES JOHN RAINEY

AS CHIEF FINANCIAL OFFICER

CHICAGO, April 16, 2012—United Continental Holdings, Inc. (NYSE: UAL) today announced that John Rainey has been named executive vice president and chief financial officer, succeeding Zane Rowe.

In his new position, Rainey is responsible for the overall financial operations of the holding company and its operating subsidiaries, including corporate finance, treasury, financial planning and analysis, tax, accounting, investor relations, fleet, procurement, internal audit and risk management. Rowe is leaving United to take a non-financial position at Apple Inc.

“While we are sorry Zane has decided to leave, we are excited to have such a talented executive as John Rainey become our chief financial officer,” said President and CEO Jeff Smisek. “John has the experience, intellect and skills to be a superb CFO, and my entire team looks forward to working together with him in his new role.”

Rainey most recently has been senior vice president of financial planning and analysis for United. He previously served as vice president of financial planning and analysis for Continental Airlines from 2005 to 2010 and joined the company in 1997. Prior to joining Continental, Rainey worked at Ernst & Young LLP. He holds a bachelor’s degree in business administration and master’s in business administration from Baylor University.

About United

United Airlines and United Express operate an average of 5,656 flights a day to 376 airports on six continents from our hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Newark, San Francisco, Tokyo and Washington, D.C. In 2011, United carried more traffic than any other airline in the world, and operated more than two million flights carrying 142 million passengers. United is upgrading its cabins with more flat-bed seats in first and business class and more extra-legroom economy-class seating than any other airline in North America. United operates nearly 700 mainline aircraft and has orders for more than 125 new aircraft deliveries from 2012 through 2019, including 50 Boeing 787 Dreamliners and 25 Airbus A350XWBs. United was rated the world’s most admired airline on FORTUNE magazine’s 2012 airline-industry list of the World’s Most Admired Companies. Readers of Global Traveler

(more)

UNITED ANNOUNCES JOHN RAINEY AS CHIEF FINANCIAL OFFICER/Page 2

magazine have voted United’s MileagePlus program the best frequent flyer program for eight consecutive years. United is a founding member of Star Alliance, which provides service to 189 countries via 26 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

###